EXHIBIT 99.1
Allied Capital Announces First Quarter 2007 Financial Results
Quarterly Dividend of $0.64 Per Share Declared
May 8, 2007 — Washington, DC — Allied Capital Corporation (NYSE: ALD) today announced first quarter 2007 financial results. Allied Capital will host an investment community conference call today at 10:15 a.m. EDT.
Highlights for Q1 2007
•	Net income was $0.87 per share, or $133.1 million

•	Net investment income was $0.26 per share, or $39.5 million

•	The total of net investment income and net realized gains was $0.44 per share, or $67.2 million

•	Net unrealized appreciation was $0.43 per share, or $65.9 million

•	First quarter 2007 dividend of $0.63 per share was paid; second quarter dividend of $0.64 per share was declared

•	Net asset value per share was $19.58

•	Shareholders’ equity was $3.0 billion

•	New investments totaled $170.2 million for the quarter
Net income was $133.1 million for the quarter ended March 31, 2007, as compared to $99.6 million for the quarter ended March 31, 2006. The increase in net income for the quarter was primarily due to an increase in the sum of net realized and unrealized gains from the portfolio. The company continues to realize significant net gains from its portfolio of investments in middle market private companies. Net income can vary substantially from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
For the three months ended March 31, 2007, the company had net realized gains of $27.7 million, including a $20.0 million gain from the sale of its investment in Palm Coast Data, LLC. For the three months ended March 31, 2006, the company had net realized gains of $432.8 million, including a $433.1 million gain from the sale of its majority equity investment in Advantage Sales and Marketing, Inc.
One driver of the increase in net unrealized gains for the first quarter of 2007 was appreciation related to the company’s investment in Mercury Air Centers, Inc. of $56.7 million. On April 19, 2007, the company announced that a definitive agreement had been signed to sell the company’s majority equity interest in Mercury. Based on the definitive agreement, Mercury will sell for an enterprise value of approximately $427 million, subject to pre- and post-closing adjustments. Allied Capital expects to realize a gain on the equity being sold of approximately $240 million, subject to pre- and post-closing adjustments. At March 31, 2007, the company’s investment in Mercury totaled $84.8 million at cost and $301.4 million at value, which included unrealized appreciation of $216.6 million.
At December 31, 2006, the company had estimated excess taxable income of $397.1 million available for distribution to shareholders in 2007. Given the company’s regular quarterly dividend payout, which for the first quarter of 2007 was $95.8 million, the company expects that substantially all of the 2007 dividend payments will be made from excess 2006 taxable earnings. As a result, most of the taxable income generated from 2007 net investment income and net realized gains will be available for distribution in 2008.
In addition to spillover taxable income, the company has an estimated $220.7 million in deferred taxable income resulting from installment sale gains. These gains may be deferred for tax purposes until the notes or other amounts received from the sale of the related investments are sold or collected in cash. The company believes that the performance of the portfolio and related net realized gains has provided significant visibility into future dividend payments for shareholders.
For the three months ended March 31, 2007, net investment income was $39.5 million or $0.26 per share, as compared to $41.3 million or $0.29 per share, for the three months ended March 31, 2006. During the first quarter of 2007, new investments totaled $170.2 million. The company continues to exercise prudence in its investing activities in what is a very competitive market place. The level of first quarter investment activity resulted in lower fee income. Fees and other income were $6.0 million or $0.04 per share for the quarter ended March 31, 2007, as compared to $22.1 million or $0.16 per share for the quarter ended March 31, 2006. The reduction in fee income contributed to a lower net investment income for the quarter.
Portfolio and Investment Activity
The private finance portfolio totaled $4.4 billion at value, which included loans and debt securities of $3.1 billion and equity securities of $1.3 billion. The weighted average yield on the private finance loans and debt securities was 11.7% at March 31, 2007.
Private finance new investments totaled $170.2 million for the first quarter of 2007. Selected investments made included:
•	$55.0 million to acquire a majority interest in Direct Capital Corporation, a small ticket leasing company;

•	$19.2 million in additional Class A equity interests of Business Loan Express, LLC, a national non-bank small business lender, to provide capital to BLX; and

•	$13.9 million to support the acquisition of NetShape Technology Inc., a manufacturer of powder metal and metal injection molded precision components.
After principal collections related to investment repayments or sales of $235.5 million, portfolio exits and valuation and other changes during the quarter, the total portfolio at value was $4.5 billion at March 31, 2007. At March 31, 2007, the weighted average yield on the interest-bearing portfolio was 11.6%, as compared to 12.3% at March 31, 2006 and 11.8% at December 31, 2006.
Investments funded subsequent to the close of the first quarter, from April 1, through May 4, 2007, totaled approximately $290 million.
Portfolio Quality
Grade 4 and Grade 5 assets were 5.2% of the total portfolio at value at March 31, 2007, as compared to 4.6% at December 31, 2006. Grade 5 assets at both March 31, 2007 and December 31, 2006, included certain BLX Class B and Class C equity interests totaling $74.8 million or 1.7% of the total portfolio at value. Loans on non-accrual increased to $285.9 million or 6.4% of the total portfolio at value at March 31, 2007, from $238.8 million or 5.3% of the total portfolio at value at December 31, 2006. The company’s $19.2 million additional investment in BLX Class A equity interests made during the quarter contributed to the increase in non-accruals. The company made its additional investment in BLX with the expectation that the investment would not accrue interest. Investment in BLX Class A equity interests on non-accrual totaled $85.8 million or 1.9% of the total portfolio at value at March 31, 2007, and $66.6 million or 1.5% of the total portfolio value at December 31, 2006.
Liquidity and Capital Resources
During the first quarter of 2007, the company completed the sale of 3.3 million shares of common stock for net proceeds, after the underwriting discount and estimated offering expenses, of $93.8 million.

Also during the first quarter of 2007, the company completed the public issuance of $200 million of unsecured 40-year notes. The notes will mature on April 15, 2047, and have a fixed interest rate of 6.875%. On April 2, 2007, the company sold an additional $30 million of these notes pursuant to an over-allotment option. The notes are listed on the NYSE under the trading symbol AFC.
At March 31, 2007, the company had a liquidity portfolio totaling $205.0 million, which included money market and other securities. The company also had cash and other investments in money market and other securities not included in the liquidity portfolio of $66.5 million. The company had outstanding long-term debt of $1.9 billion and no outstanding borrowings on its revolving line of credit. The company had availability under its revolving line of credit of $888.0 million, net of amounts committed for standby letters of credit of $34.5 million issued under the credit facility. At March 31, 2007, the company had a weighted average cost of debt of 6.5% and its regulatory asset coverage was 257%. The company is required to maintain regulatory asset coverage of at least 200%.
Quarterly Dividend of $0.64 Per Share Declared
As previously released on April 24, 2007, the company declared its 175th consecutive quarterly dividend of $0.64 per share for the second quarter of 2007.
The dividend is payable as follows:

Record date:	June 15, 2007
Payable date:	June 27, 2007
The company’s dividend is paid from taxable income. It is estimated that 30% of the distributions made for 2007 will be generated from ordinary taxable income and 70% will be generated from taxable net long-term capital gains. This allocation is only an estimate and should not be relied upon for tax reporting purposes. The Board determines the dividend based on estimates of annual taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition, and the amount of taxable income carried over from the prior year for distribution in the current year.
Webcast/ Conference Call at 10:15 a.m. EDT on Tuesday, May 8, 2007
The company will host a webcast/conference call at 10:15 a.m. (Eastern Time) on Tuesday, May 8, 2007, to discuss the results for the quarter. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.
All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital.”
An archived replay of the event will be available through May 22, 2007, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “6332526.” An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.
About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of $5 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, Allied Capital has provided long-term debt and equity financing to thousands of middle market companies. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. At March 31, 2007, the company’s private finance portfolio included investments in 144 companies that generate aggregate revenues of over $13 billion and employ more than 90,000 people.
Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.
Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.
Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the Company’s recent SEC filings.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)

	March 31,	December 31,
	2007	2006
	(unaudited)

ASSETS
Portfolio at value:
Private finance	$4,376,319	$4,377,901
Commercial real estate finance	122,529	118,183

Total portfolio at value	4,498,848	4,496,084

Liquidity portfolio	204,959	201,768
Investments in money market and other securities	66,211	442
Accrued interest and dividends receivable	67,690	64,566
Other assets	148,041	122,958
Cash	327	1,687

Total assets	$4,986,076	$4,887,505

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$1,891,516	$1,691,394
Revolving line of credit	—	207,750
Accounts payable and other liabilities	116,283	147,117

Total liabilities	2,007,799	2,046,261

Shareholders’ equity:
Common stock	15	15
Additional paid-in capital	2,595,936	2,493,335
Common stock held in deferred compensation trust	(31,371)	(28,335)
Notes receivable from sale of common stock	(2,715)	(2,850)
Net unrealized appreciation (depreciation)	(57,164)	(123,084)
Undistributed earnings	473,576	502,163

Total shareholders’ equity	2,978,277	2,841,244

Total liabilities and shareholders’ equity	$4,986,076	$4,887,505

Net asset value per common share	$19.58	$19.12
Common shares outstanding	152,124	148,575

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)

Interest and related portfolio income
Interest and dividends	$101,983	$88,881
Fees and other income	5,969	22,130

Total interest and related portfolio income	107,952	111,011

Expenses
Interest	30,288	24,485
Employee	21,928	21,428
Employee stock options	3,661	3,606
Administrative	13,224	11,334

Total operating expenses	69,101	60,853

Net investment income before income taxes	38,851	50,158

Income tax expense (benefit), including excise tax	(649)	8,858

Net investment income	39,500	41,300

Net realized and unrealized gains (losses)
Net realized gains (losses)	27,666	432,835

Net change in unrealized appreciation or depreciation	65,920	(374,548)

Total net gains (losses)	93,586	58,287

Net increase in net assets resulting from operations	$133,086	$99,587

Net investment income plus net realized gains per share	$0.44	$3.34
Diluted earnings per share	$0.87	$0.70

Weighted average common shares outstanding — diluted	152,827	141,738

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q1 2007(1)	Q4 2006	Q3 2006	Q2 2006	Q1 2006

Income Summary
Interest and related portfolio income	$108.0	$117.7	$113.4	$110.5	$111.0
Operating expenses(2)(3)	69.1	67.4	63.1	56.7	60.9
Income tax expense (benefit), including excise tax(4)	(0.6)	1.2	1.6	3.5	8.9

Net investment income	39.5	49.1	48.7	50.2	41.3

Realized gains (losses):
Realized gains	33.2	7.4	12.6	101.0	436.5
Realized losses	(5.5)	(17.1)	(2.7)	(0.8)	(3.7)

Net realized gains (losses)	27.7	(9.7)	9.9	100.2	432.8

Net change in unrealized appreciation or depreciation:
Net unrealized appreciation (depreciation)	92.2	(20.5)	27.3	(21.6)	16.4
Reversals of previously recorded net unrealized appreciation or depreciation associated with realized gains or losses:
Unrealized appreciation reversed for realized gains	(32.1)	(2.1)	(10.2)	(95.6)	(393.6)
Unrealized depreciation reversed for realized losses	5.8	17.1	2.2	0.5	2.7

Net change in unrealized appreciation or depreciation	65.9	(5.5)	19.3	(116.7)	(374.5)

Net income	$133.1	$33.9	$77.9	$33.7	$99.6

Total of net investment income and net realized gains (losses)(5)	$67.2	$39.4	$58.6	$150.4	$474.1

Per Share Statistics (diluted)
Net investment income	$0.26	$0.33	$0.33	$0.35	$0.29
Net realized gains (losses)	0.18	(0.06)	0.07	0.70	3.05
Net change in unrealized appreciation or depreciation	0.43	(0.04)	0.13	(0.81)	(2.64)

Net income	$0.87	$0.23	$0.53	$0.24	$0.70

Total of net investment income and net realized gains (losses)(5)	$0.44	$0.26	$0.40	$1.05	$3.34
Dividends per share(6)	$0.63	$0.67	$0.61	$0.60	$0.59

Balance Sheet Summary
Total portfolio at value:
Private finance	$4,376.3	$4,377.9	$3,987.8	$3,460.4	$3,561.6
Commercial real estate finance	122.5	118.2	131.8	133.1	129.4

Total portfolio at value	$4,498.8	$4,496.1	$4,119.6	$3,593.5	$3,691.0
Yield on interest-bearing portfolio	11.6%	11.8%	12.3%	12.6%	12.3%
Liquidity portfolio (includes money market and other securities)	$205.0	$201.8	$201.6	$201.2	$202.4
Cash and investments in money market and other securities	$66.5	$2.1	$46.0	$25.6	$43.5
Total assets	$4,986.1	$4,887.5	$4,565.5	$4,011.2	$4,121.2
Total debt outstanding	$1,891.5	$1,899.1	$1,590.7	$1,208.9	$1,274.2
Undistributed earnings	$473.6	$502.2	$540.0	$570.2	$503.9
Total shareholders’ equity	$2,978.3	$2,841.2	$2,823.9	$2,690.0	$2,729.8
Net asset value per share	$19.58	$19.12	$19.38	$19.17	$19.50
Debt to equity ratio	0.64	0.67	0.56	0.45	0.47

This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(1)	The results for the three months ended March 31, 2007, are not necessarily indicative of the operating results to be expected for the full year.

(2)	Operating expenses included employee stock option expenses totaling $3.7 million or $0.02 per share, $3.7 million or $0.02 per share, $3.6 million or $0.02 per share, $4.6 million or $0.03 per share and $3.6 million or $0.03 per share for the respective periods.

(3)	Operating expenses included investigation-related expenses totaling $3.3 million or $0.02 per share, $1.0 million or $0.01 per share, $0.6 million or $0.00 per share, $0.5 million or $0.00 per share and $2.9 million or $0.02 per share for the respective periods.

(4)	Income tax expense (benefit), including excise tax included excise tax expense of $3.6 million or $0.02 per share, $1.3 million or $0.01 per share, $2.5 million or $0.02 per share, $3.2 million or $0.02 per share and $8.4 million or $0.06 per share for the respective periods.

(5)	Dividends are based on taxable income, which differs from income for financial reporting purposes. Net investment income and net realized gains are the most significant components of our taxable income from which dividends are paid.

(6)	Dividends per share for Q4 2006 include an extra dividend of $0.05 per share.

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006

Private Finance New Investments
By security type:
Senior loans	$53.9	$115.5	$103.0	$68.2	$198.5
Unitranche debt	5.3	123.0	239.3	180.9	75.0
Subordinated debt	76.5	175.7	190.6	139.2	429.0

Total loans and debt securities	135.7	414.2	532.9	388.3	702.5
Equity	34.5	142.6	96.3	53.2	93.4

Total new investments	$170.2	$556.8	$629.2	$441.5	$795.9

By transaction type:
Debt investments	$70.6	$197.2	$287.2	$370.9	$463.9
Buyout investments	99.6	359.6	342.0	70.6	332.0

Total new investments	$170.2	$556.8	$629.2	$441.5	$795.9

Private Finance Repayments or Sales(7)
By security type:
Loans and debt securities	$199.1	$141.9	$105.8	$407.4	$260.8
Equity	36.0	5.6	9.8	8.3	75.8

Total repayments or sales	$235.1	$147.5	$115.6	$415.7	$336.6

Private Finance Portfolio at Value
Loans and debt securities
Senior loans	$365.0	$405.2	$342.4	$275.9	$420.1
Unitranche debt	780.2	799.2	745.8	515.0	362.7
Subordinated debt	1,946.1	1,980.8	1,817.0	1,700.3	1,747.2

Total loans and debt securities	3,091.3	3,185.2	2,905.2	2,491.2	2,530.0
Equity	1,285.0	1,192.7	1,082.6	969.2	1,031.6

Total portfolio	$4,376.3	$4,377.9	$3,987.8	$3,460.4	$3,561.6

Yields(8):
Senior debt	8.4%	8.4%	8.7%	9.5%	9.3%
Unitranche debt	11.4%	11.2%	11.2%	10.7%	11.1%
Subordinated debt	12.5%	12.9%	13.7%	13.9%	13.6%
Total loans and debt securities	11.7%	11.9%	12.5%	12.7%	12.5%
Total number of portfolio companies	144	145	143	131	126

Valuation Assistance Received
Number of private finance portfolio companies reviewed by third parties	88	81	105	78	78
Percentage of private finance portfolio reviewed at value	91.8%	82.9%	86.5%	89.6%	87.0%

This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(7)	Represents principal collections from investment repayments or sales excluding realized gains.

(8)	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest on accruing loans and debt securities plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing loans and debt securities less the annual amortization of loan origination costs, divided by (b) total loans and debt securities at value.

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006

Portfolio Quality Data
By Grade(9)
Portfolio at value by grade:
Grade 1	$1,468.8	$1,307.3	$1,082.1	$1,241.2	$1,287.9
Grade 2	2,457.6	2,672.3	2,767.1	2,177.8	2,183.2
Grade 3	339.7	308.1	153.4	93.1	89.1
Grade 4	99.3	84.2	57.9	27.4	64.5
Grade 5	133.4	124.2	59.1	54.0	66.3

Total	$4,498.8	$4,496.1	$4,119.6	$3,593.5	$3,691.0

Portfolio at value by grade, % portfolio at value:
Grade 1	32.6%	29.1%	26.3%	34.5%	34.9%
Grade 2	54.6%	59.4%	67.2%	60.6%	59.2%
Grade 3	7.6%	6.9%	3.7%	2.6%	2.4%
Grade 4	2.2%	1.9%	1.4%	0.8%	1.7%
Grade 5	3.0%	2.7%	1.4%	1.5%	1.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Total Grade 4 and 5(10)	5.2%	4.6%	2.8%	2.3%	3.5%

Loans and Debt Securities on Non-Accrual Status
Loans and debt securities not accruing interest(11)	$285.9	$238.8	$161.7	$112.6	$157.7
Loans and debt securities not accruing interest, % portfolio at value	6.4%	5.3%	3.9%	3.1%	4.3%

Loans and Debt Securities Over 90 Days Delinquent
Loans and debt securities over 90 days delinquent(12)	$179.3	$48.4	$44.9	$50.9	$88.6
Loans and debt securities over 90 days delinquent, % portfolio at value	4.0%	1.1%	1.1%	1.4%	2.4%

Loans and Debt Securities on Non-Accrual Status and Over 90 Days Delinquent
Loans and debt securities not accruing interest and over 90 days delinquent	$159.2	$44.3	$44.9	$50.9	$88.6

This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(9)	We employ a grading system for our entire portfolio. Grade 1 is used for those investments from which a capital gain is expected. Grade 2 is used for investments performing in accordance with plan. Grade 3 is used for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is used for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is used for investments that are in workout and for which some loss of principal is expected.

(10)	Includes certain Class B and Class C equity interests in BLX of $74.8 million or 1.7% of the total portfolio at value at both March 31, 2007, and December 31, 2006.

(11)	Includes Class A equity interests in BLX of $85.8 million or 1.9% of the total portfolio at value at March 31, 2007, and $66.6 million or 1.5% at December 31, 2006. The Class A equity interests were placed on non-accrual in the fourth quarter of 2006.

(12)	Includes Class A equity interests in BLX of $85.8 million or 1.9% of the total portfolio at value at March 31, 2007. The Class A equity interests became over 90 days delinquent in the first quarter of 2007.